EXHIBIT 10.3

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This Intellectual Property Security Agreement (this “Agreement”), dated as of October 24, 2005, is made by and among Grantors listed on the signature pages hereof (collectively, jointly and severally, “Grantors” and each individually “Grantor”), and WELLS FARGO FOOTHILL, INC., in its capacity as administrative agent for the Lender Group and the Bank Product Provider (together with its successors, “Agent”), with respect to the following facts:

A. Each Grantor has adopted certain trademarks and service marks, as identified herein and in Schedule A annexed hereto and made a part hereof.

B. Each Grantor is the owner and holder of certain patents, patent applications, inventions and trade secret information, as identified herein and in Schedule B annexed hereto and made a part hereof.

C. Each Grantor is the owner of the copyrights in certain works of authorship, as described herein and in Schedule C annexed hereto and made a part hereof.

D. Pursuant to that certain Third Amended and Restated Credit Agreement of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, including all schedules thereto, the “Credit Agreement”) among Silicon Graphics, Inc., a Delaware corporation (“Parent”) and each of Parent’s Subsidiaries identified on the signature pages thereof (such Subsidiaries, together with Parent, are referred to hereinafter as a “Borrower” and individually and collectively, jointly and severally, as the “Borrowers”), the lenders party thereto as “Lenders” (“Lenders”), and Agent, the Lender Group is willing to make available to Borrowers a secured credit facility of $100,000,000 from time to time pursuant to the terms and conditions thereof. Capitalized terms which are used herein but not otherwise defined, shall have the meaning ascribed to them in the Credit Agreement.

E. Agent has agreed to act as agent for the benefit of the Lender Group and the Bank Product Provider in connection with the transactions contemplated by this Agreement.

F. In order to induce the Lender Group to enter into the Credit Agreement and the other Loan Documents and to induce the Lender Group to make financial accommodations to Borrowers as provided for in the Credit Agreement, Grantors have agreed to grant a continuing security interest in and to substantially all of each Grantor’s assets in order to secure the prompt and complete payment, observance and performance of, among other things, (a) the obligations of Grantors arising from this Agreement, the Credit Agreement, and the other Loan Documents, (b) all Bank Product Obligations, and (c) all Obligations of any Borrower (including, without limitation, any interest, fees or expenses that accrue after the filing of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any Insolvency Proceeding), plus reasonable attorneys fees and expenses if the obligations represented thereunder are collected by law, through an attorney-at-law, or under advice therefrom (clauses (a), (b), and (c) being hereinafter referred to as the “Secured Obligations”), by the granting of the security interests contemplated by the Security Agreement and this Agreement.

G. As a condition to making the financial accommodations to Borrowers as provided for in the Credit Agreement, the Lender Group has required that, concurrently herewith, Grantors execute and deliver to Agent this Agreement; any and all other documents which Agent deems necessary to protect the Lender Group’s interests hereunder or with respect to the Obligations.

NOW, THEREFORE, IT IS AGREED that, for and in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. As collateral security for the prompt payment and performance in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, each Grantor hereby pledges and grants to Agent, for the benefit of the Lender Group and the Bank Product Provider, a lien and security interest in and to the following property and interests in property, whether now owned by such Grantor or hereafter acquired and whether now existing or hereafter coming into existence and wherever located (all being collectively referred to herein as “Intellectual Property Collateral”):

(a) all of such Grantor’s right, title and interest in and to trademarks, trade names, trade styles, service marks, logos, emblems, prints and labels, all elements of package or trade dress of goods, and all general intangibles of like nature, now existing or hereafter adopted or acquired by such Grantor, together with the goodwill of such Grantor’s business connected with the use thereof and symbolized thereby, and all registration applications, registrations and recordings thereof, including, without limitation, registration applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States or in any office of the Secretary of State (or equivalent) of any state thereof, or in any similar office or agency of any country or political subdivision thereof throughout the world, whether now owned or hereafter acquired by such Grantor, including, but not limited to, those described in Schedule A annexed hereto and made a part hereof (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together with all extensions, renewals and corrections thereof and all licenses thereof or pertaining thereto (but with respect to any such license, only to the extent permitted by the applicable licensing agreement) (all of the foregoing assets encompassed by this subparagraph 1(a) being hereinafter collectively referred to as the “Trademarks”);

(b) all of such Grantor’s right, title and interest in and to all inventions and letters patent and registration applications therefor, and all registrations and recordings thereof, including, without limitation, registration applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States or any state thereof, or in any similar office or agency of any country or political subdivision thereof throughout the world, whether now owned or hereafter acquired by such Grantor, including, but not limited to, those described in Schedule B annexed hereto and made a part hereof, together with all re-examinations, reissues, continuations, continuations-in-part, divisions, improvements and extensions thereof and all licenses thereof or pertaining thereto and all licenses of patent rights to such Grantor now in effect or entered into during the term of this Agreement (but with respect to any such license, only to the extent permitted by the applicable licensing agreement) and the rights to make, use and sell, and all other rights with respect to, the inventions disclosed or claimed therein, all inventions, designs, proprietary or technical information, know-how, other data or information, software, databases, all embodiments or fixations thereof and related documentation, all information having value in connection with such Grantor’s business and all other trade secret rights not described above (all of the foregoing assets encompassed by this subparagraph 1(b) being hereinafter collectively referred to as the “Patents”);

(c) all of such Grantor’s right, title and interest in and to copyrights in works of authorship of any kind, and all registration applications, registrations and recordings thereof in the Office of the United States Register of Copyrights, Library of Congress, or in any similar office or agency of any country or political subdivision thereof throughout the world, whether now owned or hereafter acquired by such Grantor, including, but not limited to, those described in Schedule C annexed hereto and made a part hereof, together with all extensions, renewals, reversionary rights, and corrections thereof and all licenses thereof or pertaining thereto (but with respect to any such license, only to the extent permitted by the applicable licensing agreement) (all of the foregoing assets encompassed by this subparagraph 1(c) hereinafter collectively referred to as the “Copyrights”);

(d) all of such Grantor’s customer lists and other records of such Grantor relating to the distribution of products bearing, constituting or incorporating the Trademarks, Patents and Copyrights; and

(e) the proceeds and products, whether tangible or intangible, of any of the foregoing, including (w) proceeds from any claims by such Grantor against third parties for past, present or future infringement of the Trademarks, Patents or Copyrights and any royalties from licenses to third parties of the Trademarks, Patents or Copyrights, (x) proceeds of insurance covering any or all of the foregoing, and (y) any and all money, deposit accounts, or other tangible or intangible property, solely to the extent, in the case of each of the foregoing clauses (w) and (x), resulting from the sale, exchange, collection or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof; provided, however, that the Intellectual Property Collateral shall not include such General Intangibles: (i) which cannot be subject to a consensual security interest in favor of Agent without the consent of the licensor or other party thereto, (ii) as to which any such restriction described in clause (i) is effective and enforceable under applicable law including Section 9408 of the Code, and (iii) to which such consent described in clause (i) has not been obtained by the party granting the security interest.

2. Each Grantor hereby represents, warrants, covenants and agrees as follows:

(a) Each Grantor has the sole, full and clear title to the Trademarks for the goods and services with which the Trademarks are used (except for Permitted Liens and as provided in paragraph 2(g) below and in Schedule A attached hereto). The registrations of the Trademarks are valid and subsisting and in full force and effect. No Grantor has granted a license or otherwise agreed to allow any third party to use any Trademark (except in the ordinary course of business consistent with such Grantor’s business judgment). Each Grantor has used and will continue to use for the duration of this Agreement standards of quality in the manufacture of products sold under the Trademarks that are at least equal to those standards in effect as of the date of this Agreement to the extent that the failure to do so would cause a Material Adverse Change.

(b) Each Grantor (either itself or through its licensees) will continue to use the Trademarks on its current lines of goods as reflected in its current catalogs, brochures and price lists in order to maintain the Trademarks in full force and effect, in the ordinary course of business, and no Grantor will (or will permit any licensee thereof to) do any act or knowingly omit to do any act whereby any Trademark may become invalidated (except in the ordinary course of business consistent with such Grantor’s business judgment).

(c) Each Grantor has the sole, full and clear title to the Patents shown on Schedule B hereto and such Patents are valid and subsisting and in full force and effect and have not been adjudged or, to such Grantor’s knowledge, claimed invalid or unenforceable in whole or in part (except for Permitted Liens and as provided in paragraph 2(g) below and in Schedule B attached hereto). No Grantor has granted a license or otherwise agreed to allow any third party to use any Patent (except in the ordinary course of business consistent with such Grantor’s business judgment). Each Grantor shall diligently prosecute any patent application now pending or acquired or made by it during the term of this Agreement, and shall preserve and maintain all rights of any kind in the Patents, which, in each case, such Grantor believes in its reasonable business judgment are in the best business interests of such Grantor. Each Grantor believes that none of the Patents has been abandoned or dedicated and no Grantor will do any act, or omit to do any act, or permit any licensee thereof to do any act whereby any Patent may become abandoned or dedicated, except and to the extent Grantor believes in its reasonable business judgment that such action or inaction is in the best business interest of such Grantor including discretion to make Patents available to the “open source community”; and if it knows or has reason to believe that any material Patent has become or may become abandoned or dedicated, it shall notify Agent within thirty (30) days following the date Grantor first knows or first has reason to believe that such material patent has become or may become abandoned or dedicated.

(d) Each Grantor (either itself or through its licensees) will place appropriate notice of Copyright on all copies embodying copyrighted works covered by the copyright which are publicly distributed and no Grantor will (and will not permit any licensee thereof to) do any act or knowingly omit to do any act whereby any Copyright may become invalidated or dedicated to the public domain, except and to the extent Grantor believes in its reasonable business judgment that such action or inaction is in the best interest of such Grantor including discretion to make Copyrights available to the “open source community.”

(e) Each Grantor will promptly perform all acts and execute all documents, including, without limitation, grants of security in forms acceptable to Agent and suitable for recording with (i) the United States Patent and Trademark Office and the United States Register of Copyrights, and (ii) the appropriate offices and agencies of foreign jurisdictions reasonably requested by Agent at any time to evidence, perfect, maintain, record or enforce the Agent’s security interest in the Intellectual Property Collateral or otherwise in furtherance of the provisions of this Agreement. Each Grantor hereby authorizes Agent to execute and file one or more financing statements (and any similar documents) or copies thereof or of this Agreement with respect to the Intellectual Property Collateral (with a copy sent to Administrative Borrower).

(f) In the event that any Grantor, either itself or through any subsidiary, affiliate, agent, employee, licensee or designee, shall file an application for the issuance of any Patent or registration of any Trademark with the United States Patent and Trademark Office, or any similar office of the United States or in any office of the Secretary of State (or equivalent) of any state thereof, or for the registration of any Copyright with the United States Register of Copyrights, or for the registration of any Patent, Trademark or Copyright in any similar office or agency of any country or political subdivision thereof throughout the world, or shall obtain issuance of any Patent or registration of any Trademark or Copyright previously applied for, or shall adopt, acquire or obtain rights to any new trademark, patent application or work for which a copyright application has been or is expected to be filed, or become entitled to the benefit of any patent application or any patent or any part thereof for reissue, re-examination, continuation, continuation-in-part, division, improvement or extension, the applicable Grantor shall (i) inform Agent of any such event or action in semi-annual reports which Borrowers shall deliver to Agent concurrently with the delivery to Agent of the respective second quarter and fourth quarter financial information of Borrower pursuant to the Credit Agreement, and (ii) execute and deliver any and all assignments, agreements, instruments, documents and papers as are necessary or appropriate or as Agent may reasonably request to evidence the Agent’s security interest in such Trademark, Patent or Copyright and the goodwill and general intangibles of Grantors relating thereto or represented thereby (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law). Each Grantor hereby constitutes Agent, or Agent’s agent, its attorney-in-fact to execute and file all such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power being coupled with an interest is irrevocable until the Secured Obligations are indefeasibly paid in full. Each Grantor authorizes the amendment of the schedules hereto to include any future Trademark, Patent or Copyright registrations or applications which may be acquired or made by such Grantor.

(g) Each Grantor has the authority, right and power to enter into this Agreement and to perform its terms and to grant the security interest herein granted, and has not entered and will not enter into any oral or written agreements which would prevent such Grantor from complying with the terms hereof, provided, however, each Grantor may enter into or maintain in effect such non-exclusive license agreements with respect to the Intellectual Property Collateral as such Grantor believes in its reasonable business judgment are in the best interest of such Grantor’s business, so long as any such license agreement does not prohibit the assignment thereof to Agent, for the benefit of the Lender Group and the Bank Product Provider. The Intellectual Property Collateral is not now, and at all times will not be, subject to any liens (other than Permitted Liens), charges, mortgages, assignments, security interests, except in favor of the Agent; provided, however, each Grantor may enter into such non-exclusive license agreements with respect to the Intellectual Property Collateral as such Grantor believes in its reasonable business judgment are in the best interest of such Grantor’s business, so long as any such license agreement does not prohibit the assignment thereof to Agent, for the benefit of the Lender Group and the Bank Product Provider. To the best knowledge of each Grantor, none of the Intellectual Property Collateral is subject to any claims of any other party, except as may be indicated on Schedules A, B and C to this Agreement.

(h) Except for Permitted Liens, or as may be indicated on Schedule D to this Agreement, or to the extent that Agent upon prior written notice from Grantor, shall consent in writing, no Grantor will assign, sell, mortgage, lease, transfer, pledge, hypothecate, grant a security interest in or lien upon, grant an exclusive license, or otherwise dispose of any of the Intellectual Property Collateral, and nothing in this Agreement shall be deemed a consent by Agent to any such action except as expressly permitted herein. Agent agrees to expeditiously release its interests in any assets set forth on Schedule D that are transferred in accordance with this subparagraph 2(h).

(i) As of the date hereof, no Borrower has any Trademarks, Patents or Copyrights registered, or which are the subject of any pending application, in the United States Patent and Trademark Office, or any similar office of the United States or in any office of the Secretary of State (or equivalent) of any state thereof, or the United States Register of Copyrights, or in any similar office or agency of any country or political subdivision thereof throughout the world, other than those identified in Schedules A, B and C hereto and other than those Trademarks, Patents and Copyrights which collectively are not material to the business and operations of Grantors.

(j) Each Grantor will in its business judgment take commercially reasonable steps in any proceeding before the United States Patent and Trademark Office, United States Register of Copyrights or similar office or agency of the United States or any office of the Secretary of State (or equivalent) of any state thereof, or in any similar office or agency of any country or political subdivision thereof throughout the world, to maintain each registration application and registration of the Intellectual Property Collateral, including, without limitation, filing of renewals, extensions, affidavits of use and incontestability, and opposition, interference and cancellation proceedings (except to the extent that dedication, abandonment or invalidation is permitted under subparagraphs 2(b) and 2(c) hereof). Each Grantor shall notify Agent promptly in writing if any material registration application or registration relating to any Intellectual Property Collateral may become abandoned or dedicated or subject to an adverse final determination in any proceeding in the United States Patent and Trademark Office or United States Register of Copyrights or in any similar office or agency of any country or political subdivision thereof throughout the world or in any court regarding such Grantor’s ownership of such Patent or Trademark, its right to register same, or to keep or maintain the validity of same.

(k) In the event that any Grantor acquires actual knowledge that any Trademark, Patent or Copyright is infringed, misappropriated or diluted by a third party, such Grantor shall promptly sue for infringement, misappropriation and/or dilution and to obtain injunctive relief and recover damages therefore, unless such Grantor shall determine in its reasonable business judgment that such suit is not in the best interest of such Grantor’s business, and the applicable Grantor shall take such other actions reasonably required to protect such Trademark, Patent or Copyright as such Grantor shall deem appropriate in its reasonable business judgment under the circumstances. Upon and during the continuation of an Event of Default, Agent shall have the right, but in no way shall be obligated, to bring suit in its own name to enforce the Trademarks, Patents and Copyrights and any licenses thereunder, in which event the applicable Grantor shall, at the request of Agent, do any and all lawful acts requested by Agent and execute any and all documents required by Agent to aid such enforcement, and the applicable Grantor shall, upon demand, promptly reimburse and indemnify Agent for all costs and expenses incurred in such enforcement.

3. Upon the occurrence and during the continuation of an Event of Default, Agent may, except to the extent otherwise expressly provided or required below, do any one or more of the following, all of which are authorized by each Grantor, in addition to all other rights and remedies provided for in the Loan Documents, all such rights and remedies being cumulative, not exclusive, and enforceable alternatively, successively or concurrently, without (except as provided herein or in the other Loan Documents) notice to, or consent by, any Grantor or any Borrower:

(a) Agent may (without assuming any obligations or liability thereunder), at any time, enforce (and shall have the exclusive right to enforce) against any licensee or sublicensee all rights and remedies of the applicable Grantor in, to and under any one or more license agreements with respect to the Intellectual Property Collateral, and take or refrain from taking any action under any thereof, and each Grantor hereby releases Agent from, and agrees to hold Agent free and harmless from and against any claims arising out of, any action taken or omitted to be taken with respect to any such license agreement except for such claims that a court of competent jurisdiction finally determines to have arisen from the gross negligence or willful misconduct of Agent;

(b) Agent may, at any time and from time to time, upon ten (10) days’ prior notice to Grantors, assign, sell, or otherwise dispose of the Intellectual Property Collateral or any of it, either with or without special or other conditions or stipulations, with power to buy the Intellectual Property Collateral or any part of it, and do all other acts and things for completing the assignment, sale or disposition which Agent shall, in its sole discretion, deem appropriate or proper;

(c) In addition to the foregoing, in order to implement the assignment, sale, license or other disposal of any of the Intellectual Property Collateral pursuant to subparagraphs 3(a) and (b) hereof, Agent may, at any time, pursuant to the authority granted in the Powers of Attorney described in paragraph 4 hereof (such authority becoming effective upon an Event of Default), execute and deliver on behalf of any Grantor one or more instruments of assignment, sale, license or other disposition of the Intellectual Property Collateral. Each Grantor agrees to pay when due all reasonable costs incurred in any such transfer of the Intellectual Property Collateral, including any taxes, fees and reasonable attorneys’ fees, and all such costs shall be added to the Secured Obligations. Agent may apply the proceeds actually received from any such license, assignment, sale or other disposition in accordance with subparagraph 3(d); and each Grantor shall remain liable and will pay Agent on demand any deficiency remaining, together with interest thereon at a rate equal to the rate then payable on the Obligations and the balance of any expenses unpaid. Nothing herein contained shall be construed as requiring Agent to take any such action at any time; and

(d) Except as otherwise herein expressly provided, the proceeds of any collection, sale or other realization of all or any part of the Intellectual Property Collateral pursuant hereto shall be applied to the Secured Obligations until the Secured Obligations shall have been paid in full in cash. The application of proceeds hereunder to the Secured Obligations shall be made as provided in the Credit Agreement.

4. The following documents will be concurrently executed and delivered to Agent as conditions precedent to the execution and delivery of this Agreement: three original Powers of Attorney, in the form of Exhibit A, Exhibit B, and Exhibit C hereto, respectively, executed by Grantors, for the implementation of any assignment, sale or other disposition of the Trademarks, Patents or Copyrights, respectively, pursuant to subparagraphs 3(a) and 3(b) hereof.

5. No provision hereof shall be modified, altered or limited except by a written instrument expressly referring to this Agreement and executed by the party to be charged. The execution and delivery of this Agreement has been properly authorized by the board of directors of each Grantor and by any necessary vote or consent of stockholders thereof. This Agreement shall be binding upon the successors, permitted assigns or other legal representatives of each Grantor, and shall, together with the rights and remedies of the Lender Group hereunder inure to the benefit of the Lender Group and the Bank Product Provider, and their respective successors, permitted assigns or other legal representatives. If any term of this Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby. The obligations of Grantors hereunder are joint and several.

6. This Agreement shall continue to be effective and shall be reinstated in the event that at any time after the Secured Obligations have been paid in full, any payment of the Secured Obligations is rescinded or must otherwise be restored or returned by the Lender Group or the Bank Product Provider.

7. Upon payment and performance in full in cash by Borrowers of all of the Secured Obligations (other than indemnification obligations for which no claim has been made) and upon the termination of the Credit Agreement, this Agreement shall terminate and Agent shall execute, file and record in each office in which any financing statement or assignment relative to the Intellectual Property Collateral, or any part thereof, shall have been filed, a termination statement, assignment or other appropriate instrument releasing its interest therein, all without recourse to or warranty by the Lender Group or the Bank Product Provider and at the sole cost and expense of the Grantors.

8. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

9. This Agreement is hereby deemed to be the Intellectual Property Security Agreement referenced in the Loan Agreement and constitutes a Loan Document.

10. This Agreement and the Loan Documents reflect the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

11. This Agreement shall be construed under and governed by the laws of the State of New York (without regard for its conflicts of laws principles but including and giving effect to Sections 5-401 and 5-1402 of the New York General Obligations Law).

12. JURY TRIAL WAIVER. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED THERETO, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the day and year first above written.

SILICON GRAPHICS, INC.,
a Delaware corporation

By:	/s/ Jean Furter
Its:	Vice President, Treasurer

SILICON GRAPHICS FEDERAL, INC., a Delaware corporation

By:	/s/ Jeff Zellmer
Its:	Vice President

SILICON GRAPHICS WORLD TRADE CORPORATION, a Delaware corporation

By:	/s/ Warren Pratt
Its:	Executive Vice President

WELLS FARGO FOOTHILL, INC., a California corporation, as Agent

By:	/s/ Mara Vaisz
Its:	Vice President